Legal Proceedings

On January 7, 2010, Trust Company of the West (“TCW”) commenced litigation against the Adviser in the Superior Court of the State of California, County of Los Angeles, Central District (the “Court”). The suit alleges that the Adviser and four employees of the Adviser who are former employees of TCW or its affiliates, including Jeffrey Gundlach (such four employees, the “Individuals”), misappropriated TCW’s confidential and proprietary information in founding and operating the Adviser and are using such information in competing for assets under management. The lawsuit also includes claims against certain of the Individuals (including Mr. Gundlach), but not the Adviser, for breach of fiduciary duty, misappropriation of trade secrets, breach of confidence, intentional interference with contractual relations and civil conspiracy. The lawsuit seeks, among other things, damages in excess of $200 million and asks that the Court impose a constructive trust on the limited partnership interests of the Adviser in favor of TCW.

On February 10, 2010, the Adviser and the Individuals filed with the Court an answer denying all of TCW’s claims, and the Individuals (but not the Adviser) filed with the Court a cross-complaint against TCW for, among other things, breach of contract in connection with TCW’s termination of Mr. Gundlach’s employment and failure to pay amounts due thereunder. The Adviser has informed the Trust that it believes that it and the Individuals have meritorious defenses to the allegations contained in TCW’s lawsuit.

On December 1, 2010, TCW initiated litigation against the Trust and certain of the Trustees. The litigation against the Trust and the Trustees contained allegations that were substantially similar to the allegations contained in the litigation against the Adviser and the Individuals, and included among other things claims that the Trust aided and abetted, and conspired with, the Adviser and the Individuals to misappropriate TCW’s trade secrets. The litigation against the Trust and the Trustees was designated as “related” to and joined with the case against the Adviser and the Individuals in an action in front of the same judge.

The Trust and the Trustees filed motions seeking to have all of the claims against them dismissed. On January 20, 2011, the Court dismissed all of the claims against the Trust and the Trustees, but allowed leave for TCW to file an amended complaint in respect of certain of its claims against the Trust and the Trustees. The Court also issued an order, effective upon the filing of an amended complaint, that stays any further proceedings against the Trust and the Trustees until the case against the Adviser and the Individuals has been resolved.

On February 9, 2011, TCW filed amended claims against the Trust and a number of unnamed “John Doe” defendants in the Court, but did not reassert any claims against the Trustees. The amended claims contain allegations that are substantially similar to those made in the original litigation against the Trust. In the complaint related to the amended claims, TCW seeks a variety of remedies against the Trust, including compensatory damages for lost profits; disgorgement of certain management fees and any carried interest obtained or retained by the Trust; punitive damages; and certain injunctive relief. There can be no assurance as to the outcome of any litigation. The remedies sought by TCW in its litigation against the Trust, if granted, could have a material adverse effect on shareholder returns for the Funds.

The litigation should not impact the expenses of the Funds, as the Adviser has agreed to bear all legal fees and other related expenses of the Trust and the Trustees in connection with defending against the claim.

TCW raised a fund under the U.S. Treasury’s Legacy Securities Public Private Investment Program (the “PPIP”) in the fall of 2009 to be managed by Mr. Gundlach, as key person, and announced in January 2010, subsequent to the termination of Mr. Gundlach, that it had voluntarily withdrawn the fund from the PPIP and would conduct an orderly liquidation of the fund. The Adviser has advised the Trust that employees and former employees of the Adviser have been interviewed by representatives of the Special Inspector General of the Troubled Asset Relief Program, and by the office of the United States Attorney for the Southern District of New York, in connection with the PPIP and in connection with the same allegations of misappropriation of proprietary information made by TCW in its litigation against the Adviser. The Adviser understands that the inquiry stems at least in part from a federal grand jury inquiry. The Adviser has informed the Trust that it has cooperated with the inquiry and has voluntarily produced documents. The Trust and the Funds are not involved in any of these inquiries.

Litigation and participation in any governmental inquiry or investigation can be expensive and time consuming, and their results can be unpredictable. There can be no assurances as to the outcome of these matters. The litigation and any governmental inquiry or investigation could consume a material amount of the Adviser’s resources thereby potentially impairing the Adviser’s ability to attract or retain talented personnel or otherwise effectively manage the Fund. In the event of an adverse outcome or if expenses of the litigation and related matters are greater than anticipated, the Adviser’s ability to manage the Funds may be materially impaired, and shareholders, or the viability of the Funds, could be adversely affected.